Exhibit 10.7

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of November 26, 2007, by and between SHELTER ISLAND OPPORTUNITY FUND, LLC (“Purchaser”), and the person(s) whose name appears on the signature page hereto as a creditor (“Creditor”).

Recitals

A.

Corcell, Ltd., a Nevada corporation (the “Company”), has issued to Purchaser a $1,000,000 Secured Original Issue Discount Debenture (the “Debenture”) which will be secured by, among other things, assets and property that the Company, Cord Blood America, Inc., a Florida corporation (“Parent”), or Career Channel, Inc., a Florida corporation d/b/a Rainmakers International, acquires with the proceeds of the Debenture (the “New Collateral”).

B.

The Company has also issued to the Purchaser a $2,300,000 Secured Original Issue Discount Debenture, and the Parent has issued to the Purchaser a $230,000 Secured Original Issue Discount Debenture, which Debentures are secured by the assets of the Parent (the “Parent Collateral”) and by the assets of the Company (the “Company Collateral”).

C.

The Parent has entered into several Put Agreements with the Purchaser (collectively, the “Put Agreements”), pursuant to which the Parent has agreed, on the terms and conditions set forth therein, to purchase certain equity securities from the Purchaser and the obligations of the Parent under the Put Agreements (the “Put Obligations”) are secured by the Parent Collateral, the Company Collateral and, upon its creation, the New Collateral.

D.

Creditor has extended loans or other credit accommodations to the Parent or one or more of its subsidiaries (collectively with the Company, the “Borrower”), and/or may extend loans or other credit accommodations to Borrower from time to time, which loans are secured by Parent Collateral, New Collateral and Company Collateral.

E.

In order to induce Purchaser to extend credit to the Borrower under the Debenture or to grant such renewals or extension of any such loans under the Debenture, Creditor is willing to subordinate, on the terms hereof:  (i) all of Borrower’s indebtedness and obligations to Creditor arising under the Senior Convertible Note, dated the date hereof, issued by the Parent to the Creditor (the “Subordinated Debt”) to all of the Borrower’s indebtedness and obligations to Purchaser under the Debenture and $1,000,000 of the Put Obligations; and (ii) all of Creditor’s security interests in the New Collateral and the Company Collateral (collectively, the “Collateral”) to all of Purchaser’s security interests in the Collateral.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.

Creditor subordinates to Purchaser any security interest or lien that Creditor may have in any Collateral.  Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Purchaser, the security interest of Purchaser in the Collateral shall at all times be senior to the security interest of Creditor.

2.

All Subordinated Debt is subordinated in right of payment to all obligations of Borrower to Purchaser now existing or hereafter arising under (i) the Debenture and (ii) $1,000,000 of the Put Obligations, together with all reasonable costs of collecting such obligations (including reasonable attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding (the “Senior Debt”).

3.

Subject to and except as set forth in Section 4 below, Creditor will not:  (a) demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise; (b) exercise any right or remedy, or take any enforcement action regarding any Collateral; or (c) levy upon any Collateral or enforce any judgment, writ or decree against any Collateral, for as long as any Senior Debt remains outstanding (it being understood and agreed that the foregoing shall not restrict Creditor’s right to obtain a judgment against the Borrower, but shall prevent Creditor from levying upon any Collateral or enforcing any judgment, writ or decree against the Collateral); provided, however, Creditor may, during the existence and continuance of any default in respect of the Subordinated Debt, and in accordance with the terms thereof, take enforcement or other remedial actions with respect to Borrower or any of its property on and after the later of (x) the date that is 180 days after Creditor has given Purchaser written notice of its intention to do any of the foregoing in a letter that specifically references this section and indicates generally what actions are contemplated (and with the understanding that any such written notice may be given during a Blockage Period (as defined below)) or (y) the end of any Blockage Period then in effect. The Borrower expressly agrees that it shall not assert as a defense to the Subordinated Debt, the passage of time, estoppel, laches or any statute of limitations to the extent that the exercise of any rights or remedies by Creditor was precluded by this Agreement.  Borrower also hereby expressly acknowledges and agrees that the delivery of such a notice by Creditor to Purchaser shall be an immediate Event of Default under the Senior Debt, for which there shall be no grace or cure period.

4.

(a) Notwithstanding anything to the contrary contained in Sections 2 and 3 above, but expressly subject to (b) below, Borrower shall be permitted to make, and Creditor shall be permitted to accept or receive the following permitted payments (“Permitted Payments”) on the Subordinated Debt: each regularly scheduled, non-accelerated payment of non-default interest or principal as and when due and payable in accordance with the terms of the Subordinated Debt documentation as in effect on the date hereof or as modified with the written consent of Purchaser.

(b)

Notwithstanding anything to the contrary contained in this Section 4 or elsewhere in this Agreement, if Purchaser delivers to Creditor written notice (a “Blockage Notice”) which states that a specific default by Borrower involving the payment of the Senior Debt or a specific default by Borrower not involving the payment of Senior Debt (a “Senior Debt Default”) has occurred under the Senior Debt and continues to exist after the giving of any notice, if any is so required, and the expiration of any applicable grace or cure period, if any, then, from and after the date of delivery of any such Blockage Notice, Creditor shall not accept or receive any payment of any kind of or on account of the Subordinated Debt (including any Permitted Payment), unless and until the expiration of the Blockage Period for such Blockage Notice.  Purchaser shall not issue more than one Blockage Notice with respect to each Senior Debt Default; provided that if any Senior Debt Default is cured and then reoccurs, Purchaser shall have the right to issue a subsequent Blockage Notice with respect to such reoccurring Senior Debt Default.

As used herein, “Blockage Period” means a period of time beginning on the date a Blockage Notice is delivered to Creditor and terminating on the earlier of

(1)

180 days following the date for any Senior Debt Default; provided that if, prior to the expiration of such 180-day period, Purchaser has commenced a judicial proceeding to collect or enforce the Senior Debt or has commenced a judicial proceeding or taken  remedial actions pursuant to the Senior Debt documentation and in accordance with Article 9 of the Uniform Commercial Code (or, to the extent such provision of law is not by its terms applicable thereto, other applicable laws) with respect to the Collateral, or a case or proceeding by or against Borrower is commenced under the federal Bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions until the payment in cash or other property or securities in the full amount of the allowed claim of the Senior Debt. ;

(2)

Purchaser’s written consent to such termination; or

(3)

the date the Senior Debt Default shall have been cured by Borrower or waived in writing by Purchaser.

In no event shall the Blockage Period during any period of 365 consecutive days exceed 180 days in the aggregate, whether pursuant to one (1) Blockage Notice or multiple Blockage Notices; provided, however, in the event that prior to the expiration of such 180 day period Purchaser has commenced a judicial proceeding to collect or enforce the Senior Debt or has commenced a judicial proceeding or taken non-judicial actions pursuant to the documentation governing the Senior Debt and in accordance with Article 9 of the Uniform Commercial Code (or, to the extent such provision of law is not by its terms applicable thereto, other applicable laws) with respect to the Collateral, or a case or proceeding by or against Borrower is commenced under the federal bankruptcy Code or any other insolvency law, then such period shall be extended during the continuation of such proceedings and actions until the payment in cash or other good funds acceptable to Purchaser in the full amount of the allowed claim of the Senior Debt.  After termination of any Blockage Period pursuant to the conditions specified in (1), (2) or (3) above and until Creditor’s receipt of a subsequent Blockage Notice from Purchaser, Creditor shall be entitled to receive all Permitted Payments.

5.

If Creditor sends Borrower a notice of default under the Subordinated Debt, Creditor shall use best efforts to promptly deliver a copy of the notice of default to Purchaser, but failure to do so shall not, in and of itself, be a breach of this Agreement nor affect any of Creditor’s rights in respect of the Subordinated Debt.  If Purchaser sends the Borrower a notice of default under the Senior Debt, Purchaser shall use best efforts to promptly deliver a copy of the notice of default to Creditor, but failure to do so shall not, in and of itself, be a breach of this Agreement nor affect any of Purchaser’s rights in respect of the Senior Debt.

6.

Creditor shall promptly deliver to Purchaser in the form received (except for endorsement or assignment by Creditor where required by Purchaser) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.  Purchaser hereby agrees that notwithstanding the terms of any Put Agreement, as long as this Agreement is in effect, Purchaser shall not exercise its rights under any Put Agreement to require Parent to purchase any of the equity securities of Parent specified therein until two years from the date hereof.

7.

In the event of Borrower’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Purchaser’s claims against Borrower and the estate of Borrower shall be paid in full before any payment is made to Creditor.

8.

Until the Senior Debt is fully paid in cash and Purchaser’s arrangements to lend any funds to Borrower has been terminated, Creditor irrevocably appoints Purchaser as Creditor’s attorney-in-fact, and grants to Purchaser a power of attorney with full power of substitution, in the name of Creditor or in the name of Purchaser, for the use and benefit of Purchaser, without notice to Creditor, to perform at Purchaser’s option the following acts in any bankruptcy, insolvency or similar proceeding involving Borrower:

(i)

To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Purchaser elects, in its sole discretion, to file such claim or claims.

9.

Prior to Creditor transferring any instrument evidencing the Subordinated Debt, Creditor shall immediately affix a legend to such instruments stating that the instruments are subject to the terms of this Agreement. Creditor hereby agrees that any financing statements filed by Creditor against Borrower shall contain the following: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Shelter Island Opportunity Fund, LLC, the Secured Party has subordinated any security interest or lien that Secured Party may have in certain property of the Debtor to the security interest of Shelter Island Opportunity Fund, LLC in those assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Shelter Island Opportunity Fund, LLC.”

10.

No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of Borrower.

11.

If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Purchaser for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Purchaser all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Creditor, Purchaser may take such actions with respect to the Senior Debt as Purchaser, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person.  No such action or inaction shall impair or otherwise affect Purchaser’s rights hereunder.

12.

This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of Purchaser.  This Agreement shall remain effective until (i) the Senior Debt is fully paid in cash or other good funds acceptable to Purchaser and (ii) Purchaser has no commitment or obligation to lend any further funds to Borrower under the Debenture.  This Agreement is solely for the benefit of Creditor and Purchaser and not for the benefit of Borrower or any other party.  Creditor further agrees that if Borrower is in the process of refinancing any portion of the Senior Debt with a new lender, and if Purchaser makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

13.

Each party hereto hereby agrees to execute such documents and/or take such further action as the other party may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by the other party.

14.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

15.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.  Creditor and Purchaser submit to the exclusive jurisdiction of the state and federal courts located in New York, New York in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement.  CREDITOR AND PURCHASER WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

16.

This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  Creditor is not relying on any representations by Purchaser or Borrower in entering into this Agreement and Creditor has kept and will continue to keep itself fully appraised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by Creditor and Purchaser.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Purchaser”	“Creditor”
SHELTER ISLAND OPPORTUNITY FUND, LLC	ENABLE CAPITAL

By:	By:

Title:	Title:

The undersigned approve of the terms of this Agreement.

“Borrower”
CORD BLOOD AMERICA, INC.

By:

Title:

CORCELL, LTD.

By:

Title:

CAREER CHANNEL, INC.

By:

Title: